UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. _____)

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MTS SYSTEMS CORPORATION

(Name of Registrant as Specified in Its Charter)

__________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax: 952-937-4515 Info@mts.com www.mts.com

December 19, 2008

Dear MTS Shareholder:

On behalf of the Board of Directors, you are invited to attend the Company’s annual meeting of shareholders. The meeting will be held on Wednesday, February 4, 2009, at 3:00 p.m., Central Standard Time, at the Company’s headquarters in Eden Prairie, Minnesota.

We would like all of our shareholders to be represented at the meeting, in person or by proxy. Last year, 93% of the shares were voted and we thank our shareholders for their response. We urge you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. Please help us to achieve another high response rate for the meeting on February 4, 2009. Please vote your proxy even if you plan to attend the meeting.

Very truly yours,

Laura B. Hamilton Chair and Chief Executive Officer

MTS SYSTEMS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 4, 2009

The annual meeting of shareholders of MTS Systems Corporation (the “Company”) will be held on Wednesday, February 4, 2009, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344. The meeting will convene at 3:00 p.m., Central Standard Time, for the following purposes:

1.	To elect seven directors to hold office until the next annual meeting of shareholders or until their successors are duly elected;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement made available over the Internet and, upon request, in paper copy.

The Board of Directors has set the close of business on December 8, 2008, as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof.

For the Board of Directors,

John R. Houston Secretary

MTS Systems Corporation

14000 Technology Drive

Eden Prairie, Minnesota 55344

December 19, 2008

All shareholders are cordially invited to attend the annual meeting of shareholders in person. Whether or not you expect to personally attend, please vote over the Internet at www.proxyvote.com or by telephone at 1-800-690-6903. Alternatively, you may request a paper proxy card, which you may complete, sign and return by mail. The proxy is solicited by the Board of Directors and may be revoked or withdrawn by you at any time before it is exercised.

i

OTHER INFORMATION	23

Security Ownership of Principal Shareholders and Management	23
Related Party Transactions	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
Shareholder Proposals	24
Other Matters	24

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MTS SYSTEMS CORPORATION

________________________

PROXY STATEMENT

_________________________

GENERAL

This proxy statement is furnished to the shareholders of MTS Systems Corporation (the “Company,” “we,” “us,” or “our”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) to be voted at the annual meeting of shareholders to be held on Wednesday, February 4, 2009 (the “Annual Meeting”), at 3:00 p.m., Central Standard Time, at the Company’s headquarters located at 14000 Technology Drive, Eden Prairie, Minnesota 55344, or any adjournments or postponements thereof.

ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote upon (1) the election of seven directors, (2) the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, and (3) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. In addition, our management will report on the performance of the Company and respond to questions from shareholders.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability or request a printed set of the proxy materials at no cost to the shareholder. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability.

If you do not affirmatively elect to receive printed copies of the proxy materials, you will be able to view our proxy materials electronically on the Internet. Viewing our proxy materials on the Internet saves us the costs of printing and mailing these materials. We encourage our shareholders to view our proxy materials on the Internet. Shareholders who have affirmatively elected to receive a printed set of our proxy materials may change their election and elect to view all future proxy materials on the Internet instead of receiving them by mail.

Who is entitled to vote?

Only shareholders of record at the close of business on December 8, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting, or any adjournments or postponements thereof. Each outstanding share of the Company’s common stock, $0.25 par value (the “Common Stock”), entitles its holder to cast one vote on each matter to be voted upon.

Shareholders have cumulative voting rights in the election of directors. If any shareholder gives proper written notice to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting, that shareholder may cumulate votes for the election of directors by multiplying the number of votes to which the shareholder is entitled by the number of directors to be elected and casting all such votes for one nominee or distributing them among any two or more nominees. If such notice is given by any shareholder, votes for directors by all shareholders will be cumulated. For instance, if a shareholder only votes for one nominee, such vote will be automatically cumulated and cast for that nominee. If a shareholder has voted for more than one nominee, the total number of votes that the shareholder is entitled to cast will be divided equally among the nominees for whom the shareholder has voted.

Who can attend the Annual Meeting?

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum. A quorum is required for business to be conducted at the Annual Meeting. As of the Record Date, 16,907,489 shares of our Common Stock were outstanding.

If you vote your proxy electronically through the Internet or by telephone, or submit a properly executed paper proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.

How do I vote?

You may vote in one of the following ways:

1)

By Internet: You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week. You will need your control number found in the Notice of Internet Availability. Follow the instructions provided to obtain your records and create an electronic ballot.

2)

By telephone: If you reside in the United States or Canada, you may call 1-800-690-6903 by using any touch-tone telephone, 24 hours a day, 7 days a week. Have your Notice of Internet Availability in hand when you call and follow the voice prompts to cast your vote.

3)	By mail: If you request a paper proxy card, mark, sign and date each proxy card you receive and return it in the postage-paid envelope provided or to the location indicated on the proxy card.

4)

In person at the Annual Meeting: If you are a shareholder of record, please bring your proxy card to the Annual Meeting to vote your shares in person. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the Annual Meeting.

Shares represented by proxies submitted through the Internet or by telephone, or those paper proxy cards properly signed, dated and returned, will be voted at the Annual Meeting in accordance with the instructions set forth therein. If a proxy is properly submitted, whether through the Internet, by telephone, or by mail using a paper proxy card, but contains no instructions, the shares represented thereby will be voted FOR all directors in Proposal 1, FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009 in Proposal 2, and at the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting.

The Internet and telephone voting procedures are designed to verify shareholders’ identities, allow them to give voting instructions and confirm that their instructions have been recorded properly. Shareholders voting through the Internet or by telephone should be aware that they may incur costs to access the Internet or for telephone charges and that these costs will be at the expense of the shareholder.

When do I vote?

If you wish to vote by Internet or telephone, you must do so before 11:59 p.m. Eastern Standard Time on February 3, 2009. After that time, Internet and telephone voting will not be permitted and a shareholder who wants to vote or revoke an earlier proxy must submit a signed proxy card or vote in person.

Can I change my vote after I vote electronically or return my proxy card?

Yes. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change your vote by:

1)	Returning a later-dated proxy by Internet, telephone or mail;

2)	Delivering a written notice of revocation to our Assistant Corporate Secretary at 14000 Technology Drive, Eden Prairie, Minnesota 55344; or

3)

Attending the Annual Meeting and voting in person. A shareholder’s attendance at the Annual Meeting will not by itself revoke a proxy given by the shareholder. Persons who hold shares through a broker or other intermediary should consult that party as to the procedures to be used for revoking a vote.

What does the Board recommend?

The Board’s recommendations are set forth after the description of the proposals in this proxy statement. In summary, the Board recommends a vote:

1)	FOR the election of each of the nominated directors (see Proposal 1 on page 5).

2)	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009 (see Proposal 2 on page 9).

If you return a properly executed proxy card without specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What vote is required to approve each Proposal?

For Proposal 1, the election of directors, each shareholder will be entitled to vote for seven nominees, and the seven nominees receiving the highest number of “FOR” votes will be elected.

For Proposal 2, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, each shareholder will be entitled to one vote for each share of Common Stock held, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

A properly executed proxy marked “ABSTAIN” with respect to Proposal 2, and any other matter that properly comes before the Annual Meeting, will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions will have the same effect as a negative vote.

A “WITHHELD” vote will be counted for purposes of determining whether there is a quorum, but will not be considered to have been voted in favor of the director nominee with respect to whom authority has been withheld.

If your shares are held in the “street name” of a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposal to be acted upon. If you do not give your broker instructions as to how to vote your shares, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors and the ratification of accounting firms. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply notwithstanding the fact that shares of our Common Stock are traded on the NASDAQ Global Select Market. If your brokerage firm votes your shares on “routine” matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a “broker non-vote”), your shares will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter.

Who will count the vote?

Broadridge Financial Solutions, Inc. will act as inspector of elections to determine whether or not a quorum is present and tabulate votes cast by proxy or in person at the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability?

If your shares are registered in more than one account, you will receive more than one Notice of Internet Availability. To ensure that all your shares are voted, vote electronically through the Internet or by telephone, or sign, date and return a paper proxy card for each Notice of Internet Availability. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How will voting on any other business be conducted?

We do not know of any business to be considered at the Annual Meeting other than the matters described in this proxy statement. However, if any other business is presented at the Annual Meeting, your proxy gives authority to each of Laura B. Hamilton and John R. Houston to vote on such matters at their discretion.

How are proxies solicited?

In addition to use of the Internet and mail, proxies may be solicited by our officers, directors, and other employees by telephone, through electronic transmission, facsimile transmission, or personal solicitation. No additional compensation will be paid to such individuals.

What is “householding”?

We may send a single Notice of Internet Availability, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice of Internet Availability is being householded and you wish to receive multiple copies of the Notice of Internet Availability or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact Broadridge Financial Solutions, Inc., by telephone at 800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Who pays for the cost of this proxy solicitation?

We will bear the entire cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of the Notice of Internet Availability, the proxy statement and any additional information furnished to shareholders. We will reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Seven directors will be elected at the Annual Meeting. Upon the recommendation of the Governance and Nominating Committee, the Board has nominated for election the seven persons named below. Each has consented to being named a nominee and will, if elected, serve until the next annual meeting of shareholders or until a successor is elected. Each nominee listed below is currently a director of the Company and each, with the exception of Mr. O’Donnell, was elected by the shareholders. Mr. O’Donnell was appointed by the Board as a director effective November 24, 2008. Sidney W. Emery, Jr. retired from the Board at the end of fiscal 2008 and Ricardo Artigas resigned on September 16, 2008, in connection with his new employment arrangement.

Nominees

The names of the nominees, their principal occupations for at least the past five years and other information are set forth below:

Jean-Lou Chameau – Age 55 Director since 1998

President, California Institute of Technology since September 2006; Provost and Vice President at the Georgia Institute of Technology from 2001 to 2006; Dean of the College of Engineering and Georgia Research Alliance Eminent Scholar at the Georgia Institute of Technology from 1997 to 2001; Vice Provost for Research and Dean of Graduate Studies at the Georgia Institute of Technology from 1995 to 1997; President of Golder Associates, Inc. (engineering and environmental consulting company) from 1994 to 1995; Director of the School of Civil and Environmental Engineering at the Georgia Institute of Technology from 1991 to 1994; Professor of Geotechnical Engineering Program at Purdue University from 1980 to 1991; a director of a number of non-profit and private organizations.

Merlin E. Dewing – Age 74 Director since 2002

Chairman and founder of Dewing Financial Services, Inc. (financial services company) since January 1998; Chairman of KPMG BayMark (management services company) from 1995 to 1998; various executive positions with KPMG LLP (independent registered public accounting firm) from 1961 to 1995, including Vice-Chairman - Audit; former Chairman of Banner Health Systems; former President of the Minnesota Society of CPAs and former Chairman of the Greater Minneapolis Chamber of Commerce.

Laura B. Hamilton – Age 47 Director since 2007

Chair of the Board since September 2008, Chief Executive Officer of the Company since January 2008, President and Chief Operating Officer of the Company from June 2007 to January 2008; Senior Vice President of the Company’s Test Division from 2003 to 2007; Vice President of the Company’s Materials and Aerospace Divisions 2000 to 2003; Director of Business Process Improvement 1999 to 2000; various management positions with Quest Diagnostics (national clinical laboratory) from 1995 to 1999; various management positions with Corning, Inc. (manufacturer of specialty glass and ceramics) from 1989 to 1995; various positions, ending with Tax Manager, with Arthur Young and Company (public accounting firm) from 1984 to 1989.

Brendan C. Hegarty – Age 66 Director since 1998

Consultant since 2003; Chief Executive Officer of Nano Magnetics (start-up nanotechnology company located in the United Kingdom) from 2001 to 2003; Executive Vice President and Chief Operating Officer of Seagate Technology (manufacturer of computer disk drives) from 1993 to 1998; Senior Vice President and Chief Technical Officer of Seagate Technology from 1989 to 1993; Vice President of Thin Film Head Operations for Control Data Corporation (computer hardware and software company) from 1988 to 1989; management and executive positions with IBM (computer hardware and software company) from 1967 to 1987.

Lois M. Martin – Age 46 Director Since 2006

Senior Vice President and Chief Financial Officer of Capella Education Company (parent company of Capella University, an accredited online university) since 2004;  Executive Vice President and Chief Financial Officer of World Data Products, Inc. (worldwide provider of server, storage, network and telecom solutions) from 2002 to 2004; various executive positions, including Senior Vice President and Chief Financial Officer, for Deluxe Corporation (provider of paper-based and electronic payment systems to financial institutions and retailers) from 1993 to 2001; International Controller for Carlson Companies (worldwide provider of hospitality, travel and marketing services) from 1990 to 1993; Director of ADC Telecommunications Inc. since 2004.

Chief Executive Officer of Inmar, Inc. (a provider of technology-driven logistics management solutions in the consumer goods and healthcare markets) since May 2008; Chairman of the Board and Chief Executive Officer of Artesyn Technologies, Inc. (a provider of power conversion equipment and subsystems to the communications industry) from 1994 to 2006; Director of Comverse Technology and Inmar, Inc.; Chairman of the Advisory Board, University of Tennessee College of Business.

Joseph M. O’Donnell – Age 62 Director Since 2008
Barb J. Samardzich – Age 50 Director since 2001

Vice President of Ford Motor Company (automotive manufacturer) and Vice President, Powertrain Engineering since 2005; Executive Director - Small FWD and RWD Vehicles of Ford from 2002 to 2005; Chief Engineer for the Automatic Transmission Engineering Operations of Ford from 2000 to 2002; Quality Director for the Small and Medium Vehicle Center of the European operations of Ford from 1999 to 2000; Chief Program Engineer for F650/F750 Ford trucks from 1998 to 1999; previously held various positions in the Powertrain division of Ford from 1990 to 1998; various engineering, sales and marketing positions in the Commercial Nuclear Fuel Division of Westinghouse Electric Corporation from 1981 to 1990.

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes cast. The seven nominees receiving the highest number of votes will be elected. If any nominee is unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose. It is intended that proxies will be voted for such nominees. The proxies cannot be voted for a greater number of persons than seven.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE LISTED.

Other Information Regarding the Board

Meetings and Independence. The Board met six times during fiscal 2008. The Board also took action in writing in lieu of a meeting five times during fiscal 2008. All of the directors attended at least 75% of the aggregate number of Board meetings and Committee meetings on which he or she served during fiscal 2008. The Governance and Nominating Committee of the Board has determined that each member of the Board other than Ms. Hamilton is independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. Dr. Chameau, one of our independent directors, serves as our Lead Director. It is our policy that all directors should attend the Annual Meeting. All directors, except Mr. O’Donnell who was not then a director, attended last year’s annual meeting of shareholders.

Board Committees. Each of our Committees operates under a written charter adopted by the Board. These charters are available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

The Audit Committee of the Board, which is composed of Mr. Dewing (Chair), Dr. Chameau and Ms. Martin, met nine times during fiscal 2008. All members of our Audit Committee satisfy the NASDAQ Stock Market listing standards for Audit Committee membership. The Board has determined that both Mr. Dewing and Ms. Martin are “audit committee financial experts” under the Sarbanes-Oxley Act of 2002. Among other duties, the Audit Committee (i) selects our independent registered public accounting firm; (ii) reviews and evaluates significant matters relating to our audit and internal controls; (iii) reviews and approves management’s processes to ensure compliance with laws and regulations; (iv) reviews the scope and results of the audits by, and the recommendations of, our independent registered public accounting firm; and (v) pre-approves, in accordance with its pre-approval policy, all audit and permissible non-audit services and fees provided by our independent registered public accounting firm. The Audit Committee also reviews our audited consolidated financial statements and meets prior to public release of quarterly and annual financial information. The Chair of the Audit Committee or the full Audit Committee meets with our management prior to filing our quarterly and annual reports containing financial statements with the SEC. A report of the Audit Committee is contained in this proxy statement.

The Compensation Committee of the Board, which is composed of Ms. Samardzich (Chair), Mr. Hegarty and Dr. Chameau, met three times during fiscal 2008. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. Among other duties, the Compensation Committee (i) reviews and makes recommendations to the Board regarding our employment practices and policies; (ii) in executive session, annually reviews and recommends to the independent directors of the full Board the compensation paid to our Chief Executive Officer and evaluates the performance of our Chief Executive Officer; (iii) annually reviews and recommends to the full Board the compensation paid to the other executive officers; (iv) administers and reviews the Company’s retirement plans and approves any amendments related to such plans; (v) administers and grants awards under our stock option and annual incentive plans (the Compensation Committee acts in executive session when granting options to Ms. Hamilton); (vi) reviews management and leadership development and succession plans for management (subject to review by the independent directors of the full Board for the Chief Executive Officer position); and (vii) approves the Compensation Discussion and Analysis for our proxy statement. A report of the Compensation Committee is contained in this proxy statement.

The Governance and Nominating Committee of the Board, which is composed of Dr. Chameau (Chair), Mr. Dewing and Mr. Hegarty, met five times during fiscal 2008. All members are independent directors as defined by the rules applicable to companies listed on the NASDAQ Stock Market. Among other duties, the Governance and Nominating Committee (i) reviews and approves Board governance practices; (ii) administers Board evaluation; (iii) reviews and approves Board compensation; and (iv) identifies, screens and recommends director nominees for selection by the Board.

Director Nomination Process. In identifying prospective director candidates, the Governance and Nominating Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. During fiscal 2008, we retained Heidrick & Struggles, an executive search firm, to identify potential director candidates. The Governance and Nominating Committee’s policy is to consider qualified candidates for positions on the Board who are recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership rather than directly nominating an individual should submit the recommendations in writing to our Secretary at least 90 days prior to the date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name, address, and pertinent information about the proposed nominee. When evaluating the qualifications of potential new directors or the continued service of existing directors, the Governance and Nominating Committee will consider a variety of criteria, including the individual’s integrity, experience dealing with complex problems, specialized skills or expertise, diversity of background, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director, the needs of the Board, and ability to fully perform the duties of a director. Candidates recommended by shareholders will generally be considered in the same manner as any other candidate; however, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance and Nominating Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. Our Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors provided that such shareholder has provided written notice of such intention to our Secretary. Such notice must be given not fewer than 45 days nor more than 75 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders date and must contain certain required information about the nominee.

Shareholders wishing to recommend for nomination or nominate a director should contact the Company’s Secretary for a copy of the relevant procedure and a full delineation of the criteria considered by the Governance and Nominating Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. The Board provides a process for shareholders to communicate with it. The manner in which shareholders can send communications to the Board is set forth on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Board Evaluation. The Board engages in an annual evaluation of its performance as a board of directors. In addition, in fiscal 2008, the Board implemented an individual director evaluation procedure to replace its previous ten-year tenure limitation policy.

Code of Business Conduct. We have in place a code of ethics, known as the “MTS Code of Business Conduct,” which applies to all our directors, officers, other employees and contractors. We believe that the Code not only documents our historic good business practices but also sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity. The MTS Code of Business Conduct, as well as any waivers from and amendments to the Code, are posted on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”).

Independent Director Compensation

Directors who are not otherwise directly or indirectly compensated by the Company are each paid fees in the form of an annual retainer of $40,000, which includes compensation for all Board meetings. In addition, committee members are compensated at a rate of $1,000 per meeting attended. The Chair of the Audit Committee receives an additional $10,000 annually, the Chairs of the Compensation Committee and the Governance and

Nominating Committee receive an additional $5,000 annually, and the Lead Director receives an additional $15,000 annually.

Upon election or re-election to the Board at each of our annual meetings of shareholders, each non-employee director receives shares of restricted stock under our 2006 Stock Incentive Plan in an amount determined by the Board. At the Annual Meeting, each non-employee director will receive the number of shares (rounded to the next whole share) equal to $80,000 divided by the closing price of our Common Stock on the date of the Annual Meeting. Each such restricted stock award is granted on the date the non-employee director is elected or re-elected to serve on the Board and vests as to one-third of the shares on the date of each of the three regular annual meetings of shareholders following the date of grant, provided such director continues to serve. If a non-employee director resigns, retires or otherwise terminates his or her service as a director following ten years of service as a director, all unvested shares of restricted stock will then vest. If a non-employee director retires, resigns or otherwise terminates his or her service as a director after having served fewer than ten years, any restricted shares which have not vested as of the date of termination of service will be forfeited. Non-employee directors are also reimbursed for travel expenses to Board meetings.

The table below summarizes compensation paid to non-employee directors for fiscal 2008:

Name	Fees earned or paid in cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Ricardo Artigas (4)	55,000	80,009	$1,758	$136,757
Jean-Lou Chameau	64,000	80,009	3,136	147,145
Merlin E. Dewing	65,000	80,009	3,136	148,145
Brendan C. Hegarty	50,250	80,009	3,136	133,395
Lois M. Martin	49,000	80,009	2,636	131,645
Barb J. Samardzich	49,000	80,009	3,136	132,145

_________________________

(1)	Includes annual retainer and committee meeting fees paid in cash; $28,800 of Mr. Dewing’s compensation was deferred under the Executive Deferred Compensation Plan (2005).

(2)

These amounts reflect the fair value of the awards on January 15, 2008, the date of the grant. As of September 27, 2008, the named directors held restricted stock awards in the following amounts: Dr. Chameau - 4,077; Mr. Dewing - 4,077; Mr. Hegarty - 4,077; Ms. Martin - 4,077; and Ms. Samardzich - 4,077.

(3)	Reflects cash dividends paid on unvested restricted stock awards in fiscal 2008.

(4)	Mr. Artigas resigned from the Board on September 16, 2008.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE “AUDIT COMMITTEE REPORT” BELOW.

KPMG LLP (“KPMG”), an independent registered public accounting firm, has been our independent registered public accounting firm since May 31, 2002. The Audit Committee has selected KPMG to serve as our independent registered public accounting firm and to serve as auditors for the fiscal year ending October 3, 2009. Shareholder ratification of the appointment is requested. Consistent with our Audit Committee Charter and the requirements of the Sarbanes Oxley Act of 2002 and applicable rules and regulations of the SEC and the NASDAQ Stock Market, the ratification of the appointment of independent auditors by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent auditors. In the event the appointment of KPMG is not ratified by the shareholders, the Audit Committee will make another appointment to be effective at the earliest feasible time.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees and Services

The following table presents aggregate fees for professional services rendered by KPMG in fiscal 2007 and 2008 for the audit of our annual financial statements and for other services.

	Fiscal Year ($000’s)
	2007	2008
Audit Fees(1)	$1,512	$1,585
Audit-Related Fees(2)	13	14
Tax Fees(3)	51	55
All Other Fees	—	—
Total fees	$1,576	$1,654

_________________________

(1)	Includes annual audit of consolidated financial statements and Sarbanes-Oxley Section 404 attestation services.

(2)	Audit-related fees consist of fees for audits of the Company’s employee benefit plan.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.

The amounts in the table include out-of-pocket expenses incurred by KPMG. The Audit Committee pre-approved all non-audit services described in the table. The Audit Committee has determined that the provision of the services identified in the table is compatible with maintaining the independence of KPMG.

Pre-Approval Policy

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

Board Voting Recommendation

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL
TO RATIFY THE APPOINTMENT OF KPMG LLP.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three directors who are independent, as defined by the applicable rules for companies listed on the NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available to shareholders on our website at www.mts.com (select “Investor Relations” and click on “Corporate Governance”). Management is responsible for our internal controls over the financial reporting processes. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal controls in accordance with auditing standards generally accepted in the United States and for issuing reports on such audit. The Audit Committee’s responsibility is to monitor and oversee these processes.

Management has represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and extensively discussed the consolidated financial statements with management and KPMG, our independent registered public accounting firm.

In reviewing our fiscal 2008 audited consolidated financial statements, the Audit Committee discussed with

KPMG matters required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees). KPMG also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with KPMG that firm’s independence.

Based upon the Audit Committee’s discussions with management and KPMG and the Audit Committee’s review of the representations of management and the reports of KPMG, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2008, which was filed with the SEC on November 25, 2008.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Merlin E. Dewing (Chair)	Jean-Lou Chameau	Lois M. Martin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following Compensation Discussion and Analysis describes, among other items, the material elements of compensation for the following individuals, collectively referred to as the “named executive officers”:

•	Sidney W. Emery, Jr., Former Chairman and Chief Executive Officer

•	Laura B. Hamilton, Chair and Chief Executive Officer

•	Susan E. Knight, Chief Financial Officer and Vice President

•	Joachim Hellwig, Vice President

•	Kathleen M. Staby, Vice President

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this proxy statement. All compensation paid to the President and Chief Executive Officer (“CEO”) is determined by the independent directors of the full Board, as defined by the applicable rules for companies listed on the NASDAQ Stock Market, following recommendations made by the Compensation Committee of the Board. All compensation paid to the named executive officers other than the CEO is determined by the full Board and takes into account recommendations made by the CEO and the Compensation Committee. The Compensation Committee is composed solely of independent non-employee directors who meet regularly each fiscal year. During fiscal 2008, the Compensation Committee engaged Towers Perrin, an external compensation consultant, in certain matters related to executive compensation.

Executive Compensation Philosophy and Objectives

Our philosophy for compensating executives is to provide fair total cash compensation consistent with job markets in which we compete and reward performance. Compensation levels for the named executive officers reflect base salary for the executive’s role in the Company, the market value of the position, performance in that position and the opportunity for additional rewards when we either meet or exceed business objectives that are supportive of the business strategy. To attract and retain the best people, we offer meaningful rewards when executives, their business unit, and the Company achieve specific business goals or when outstanding individual performance is demonstrated.

Performance rewards fluctuate based on the results of established objectives and provide executives with the opportunity to earn additional compensation beyond their base salary.

We structure our compensation components to support our overall compensation philosophy and the following executive compensation objectives:

•	to establish and maintain a systematic compensation program whereby executives are compensated in relation to their level of responsibilities and their work performance;

•	to maintain a program which will enable the Company to attract and retain qualified and competent executives;

•	to provide flexibility within the compensation program to meet changing competitive and economic conditions;

•	to maintain equitable and consistent relationships between positions within the Company; and

•	to align executive and shareholder interests.

Compensation Evaluation Process

To assure our compensation programs are suitably competitive, the Compensation Committee, with the assistance of management and Towers Perrin, regularly reviews outside compensation programs to align our compensation levels to market practices. A combination of salary survey data and information from a comparator group of companies is used in these reviews.

Salary Survey Data

As in previous years, in fiscal 2008 we used the Watson Wyatt top management and Mercer executive salary surveys for comparison purposes in connection with determining the salaries of our executive officers. These surveys were selected based on the comparison of benchmark positions available, ability to adjust survey data to similar size organizations, and sample of reporting organizations.

Comparator Group

Our competitors are either privately owned companies or business units within much larger public companies; therefore, a broad and reliable base of compensation data from these companies is not readily available. Accordingly, for comparative purposes, we use a group that consists of durable goods manufacturing companies, most of which do not compete with us directly but several of which compete with us for management talent. Our comparator group, reviewed on an annual basis, consists of the following companies:

Actuant Corporation

Arctic Cat Inc.

Axcelis Technologies Inc.

Badger Meter Inc.

Brooks Automation Inc.

Cabot Microelectronics Corp

Cohu Inc.

Credence Systems Corporation

CyberOptics Corporation

Dionex Corporation

ESCO Technologies Inc.

FARO Technologies Inc.

Graco Inc.

Keithley Instruments Inc.

Measurement Specialties Inc.

Mettler-Toledo International Inc.

MKS Instruments Inc.

Moog Inc.

National Instruments Corporation

Perceptron Inc.

Roper Industries Inc.

Symmetricom Inc.

Tennant Company

Teradyne Inc.

Analysis of Data

In general, we attempt to target each component of total compensation at or around the 50th percentile of executive salary survey information. We believe this allows us to attract and retain executives with a necessary level of skill and talent for our business.

Executive salary survey data is used at the median level and adjusted based on revenue responsibility for each executive position. Survey benchmark positions were selected to determine salary range midpoints based on market medians. The named executive officer benchmark positions include those of chairman and chief executive officer, chief executive officer, chief financial officer, top financial executive, top division executive and top human resources executive. The base salary survey data for these benchmark positions is aged to the middle of the following year in order to account for future market movement. This data is used to produce a salary structure midpoint. We establish a salary structure range, identifying a minimum and maximum value for each level, approximating 80% and 120% of the midpoint, respectively. The base salary and short-term incentive compensation benchmark data is collected and analyzed internally and reviewed by Towers Perrin. This analysis is then reviewed with the Compensation Committee and used to update base salary structures and short-term incentive targets. Based on this review, the Compensation Committee approved an overall increase of 7.7% in the executive salary structure from fiscal 2007 to fiscal 2008.

Our long-term incentive compensation is reviewed by Towers Perrin. They conduct a market analysis of our grant guidelines, comparing the value of our long-term incentive award guidelines to market data. For fiscal 2008, comparative information was obtained from Towers Perrin’s 2007 Executive Compensation Database long-term incentive tables for companies with revenues less than $1 billion. A structure midpoint (target) was established based on the market long-term incentive median as a percentage of base pay and a minimum and maximum was produced approximating 75% and 125% of the target, respectively.

Compensation Components

The primary components of our executive compensation programs include:

•	Base salary;
•	Short-term incentives;
•	Long-term incentives; and
•	Benefits and perquisites.

Base Salary. Base salary reflects the executive’s role in the Company and the market value of the position. Salary structures provide a range of pay for each level. We use base salaries to provide competitive compensation to attract and retain talented executives. The Compensation Committee generally targets base salary levels at the median of market data collected through our benchmarking process. Adjusting base salaries to achieve or approach median is consistent with the Compensation Committee’s philosophy. The Compensation Committee considers the following factors in setting annual base salaries:

•	the individual’s scope of responsibility;
•	the individual’s level of performance and experience;
•	any promotions resulting in increases in responsibility; and
•	competitive salaries within the market, drawing on data from our compensation survey analysis and the group of comparative companies.

On an annual basis, the Compensation Committee makes recommendations to the full Board on base salaries for named executive officers, other than the CEO, and makes recommendations to the independent directors as to the CEO.

The independent directors evaluate our CEO’s performance and determine her annual base salary in consultation with an outside compensation consultant. Similarly, the CEO evaluates the performance of each of the other named executive officers, using the same factors identified above to make compensation recommendations to the Compensation Committee. Considering these recommendations and advice by the outside consultant, the Compensation Committee establishes a recommended annual base salary for the other named executive officers.

During fiscal 2008, the independent directors increased Mr. Emery’s annual base salary from $515,000 to $558,000 effective January 20, 2008. The independent directors took into consideration Mr. Emery’s overall performance against his individual objectives and competitive market data in determining the amount of Mr. Emery’s base salary.

During fiscal 2008, the Board increased Ms. Hamilton’s annual base salary from $325,000 to $400,000 effective

January 20, 2008. This base salary increase was provided due to Ms. Hamilton’s individual performance against individual objectives and her promotion to Chief Executive Officer. A compensation analysis was conducted for this position by an outside compensation consultant in order to obtain data to establish a median base salary level. This data was compared to our internal pay structures, the scope of the position, and Ms. Hamilton’s individual performance. Additionally, the independent directors approved an increase to Ms. Hamilton’s annual base salary from $400,000 to $500,000 effective September 28, 2008 to coincide with her promotion to Chair of the Board. This action was taken based on input from a market analysis, using our standard market pricing methodology, conducted by an outside compensation consultant.

When determining the other named executive officers’ salaries, the Compensation Committee took into consideration overall individual performance against individual objectives, scope of responsibility, and competitive market data.

Short-Term Incentives. Through the Executive Variable Compensation Plan (“EVC Plan”), the Compensation Committee attempts to focus efforts of the named executive officers on achievement of near term financial objectives that are critical to our success, reward accomplishments when performance meets or exceeds established targets or business plan objectives and more closely tie total cash compensation (base salary plus EVC) to our financial results. All named executive officers participate in our EVC Plan and are eligible to earn annual awards.

A combination of Company and business unit financial goals is used to measure performance under the EVC Plan. We believe the combination of financial performance goals selected under the EVC Plan provides an appropriate balance between income statement and balance sheet management while focusing on shareholder value. For fiscal 2008, our performance goals included Earnings Per Share (“EPS”), Earnings Before Interest and Taxes (“EBIT”), Revenue, and Working Capital as a Rate to Revenue (“WCRR”). The weightings of these performance goals are similar across all business units. Each performance goal is assigned a payout range. Incentive payments vary above and below the target based on the financial results in comparison to the established goals. The minimum level or hurdle represents that level of performance below which no award is paid. The maximum stretch target of a performance goal represents performance above target. At this level the payout is greater than 100% because the actual results are above established goals. A maximum multiplier of two is assigned to each financial goal. Therefore, no individual payout can be more than 200% of the weighting assigned to that goal.

Payout targets are stated as a percentage of annual base salary, with the percentage based on an individual’s level within the Company and competitive data from our compensation survey analysis and our group of comparator companies. Cash awards can range from 0% to 200% of target and payouts are based on three factors: (1) the degree to which performance goals are met; (2) the target payment percentage assigned to the executive; and (3) the base salary paid during the fiscal year. In addition, since the Compensation Committee believes the EPS goal provides a strong link between the incentive program and shareholder value, in years when the EPS target is not met, EVC Plan participants are limited to 100% payout maximum regardless of their individual business unit performance. The Compensation Committee may make adjustments to the incentive payout awards based on unanticipated financial events or special circumstances.

For fiscal 2008, all named executive officers had 30% of their short-term incentive assigned to the EPS performance goal. Each of the EPS, corporate EBIT, corporate Revenue, and corporate WCRR performance results were between the target and maximum goals. Business unit goals are not disclosed due to the confidential nature of the information at the business unit level. In general, target goals are viewed as achievable if the Company and/or the business unit execute their business plan reasonably well, minimum goals should be met a majority of the time, and maximum goals will be very challenging to meet. Factors taken into consideration when establishing payout ranges for business unit goals include degree of difficulty of the established plan, business unit historic performance and continuous improvement expectations, percentage of contribution to the Company, and size of the business unit.

Mr. Emery’s target award was set at 70% of his annual base salary. Ms. Hamilton’s target award was set at 60% of her annual base salary. The target award for the other named executive officers ranged from 35% to 50% of their annual base salary. Actual awards were calculated using these target amounts and applying Company and business unit performance goals against the financial results. The specific awards for the named executive officers for fiscal 2008 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

The individual fiscal 2008 EVC incentive payout awards ranged from 136% and 179% of the target award.

Long-Term Incentives. In order to attract and retain executive officers and align their financial interests with the interests of our shareholders, equity based long-term incentives are provided. In fiscal 2008, our long-term incentive awards were in the form of stock options because the Compensation Committee believes the public trading price of our Common Stock is a strong measure of corporate performance. The stock option grant feature of our 2006 Stock Incentive Plan is designed to provide executives with the right to purchase a financial stake in the Company, and enable participants to achieve the ownership guidelines established by the Company.

Our annual stock option grant structure was compared against long-term incentive market data by Towers Perrin. They then provided the Compensation Committee information as to the dollar amount and number of options necessary to provide compensation comparable to the 50th percentile of market for comparable positions. The Compensation Committee reviewed this information and used its discretion to adjust the grant structure over time to bring it in line with market data. A grant structure was developed to provide a grant guideline range (minimum, target, and maximum) based on position. The grant guideline range provides for awards between 24% below to 24% above the target opportunity.

Factors considered when determining award size include the recipient’s scope of responsibility, individual performance, previous awards granted, and progress toward satisfying the stock ownership guidelines. For fiscal 2008, Mr. Emery did not receive an award based on his previously announced planned retirement. Ms. Hamilton’s award reflected her increased responsibilities as a result of her promotion to Chief Executive Officer. Awards granted in fiscal 2008, which were between target and 11% above the target opportunity, are reflected in the Grants of Plan Based Awards Table.

Under our established annual stock option grant date guidelines, all awards for the named executive officers were approved at the May 22, 2008 Board meeting for grant on the first business day of the fourth fiscal year quarter (June 30, 2008). The exercise price for all stock options was the closing price on the date of grant rather than the earlier date of approval.

Benefits and Perquisites. In order to attract and retain executive officers, we offer retirement, health and welfare programs that are competitive within our local markets. These programs are available to our U.S. employees and include:

•

Retirement Savings Plan. While we do not offer a defined benefit plan to any U.S. employees, we sponsor a defined contribution Retirement Savings Plan for all U.S. employees. All U.S. executive officers, including the named executive officers, participate in this Retirement Savings Plan. The Retirement Savings Plan includes two Company contribution components. The first component is a fiscal year contribution provided for all U.S. employees under which we provide a 3% contribution on earnings below the Social Security wage base and 6% on earnings above the Social Security wage base, up to the limits allowed under U.S. law. The second component is a match contribution for all U.S. employees under which we match employee 401(k) contributions. The match is 50% on the first 6% of compensation contributed to the Retirement Savings Plan. The Retirement Savings Plan uses a calendar year-end “true-up” matching contribution feature to ensure that participants receive the maximum matching contribution available, by making up any loss in matching contributions resulting from the participant’s individual savings strategies. To be eligible to receive the year-end “true-up” match, the participant must be employed on the last day of the calendar year. The Compensation Committee approves changes to the fiscal year contribution and our matching formula. Both the fiscal year contribution and the matching contribution for the named executive officers in fiscal 2008 are reported in the Summary Compensation Table.

•

Disability and Life Insurance. All U.S. executive officers, including the named executive officers, are eligible for the same disability and life insurance programs offered to all U.S. employees. These programs provide short- and long-term disability and various life insurance benefits, some of which are optional and paid fully by the executive officer.

•

Health and Welfare. All U.S. executive officers, including the named executive officers, and their dependents are covered under the same programs offered to all U.S. employees. These programs provide medical, vision, and dental benefits.

We have historically limited the number of perquisites offered to executive officers. The perquisites offered to executive officers exclusively include the following:

•	Supplemental Retirement Benefit. As part of Mr. Hellwig’s offer of employment, he receives an annual contribution to a retirement pension insurance fund. Mr. Hellwig works in Germany where regional differences support such a program. No other named executive officer receives supplemental retirement benefits.

•

Club membership. In order to facilitate the opportunity for business gatherings, Mr. Emery was provided with a club membership while he served as our Chairman. While the initial cost of the membership was paid directly by Mr. Emery, we paid the annual dues, the value of which is included in Mr. Emery’s taxable income. Ms. Hamilton will not be provided with a club membership.

•

Car benefit. In geographies where prevailing market practices provide, some executive officers may receive a cash allowance while others may receive use of a Company automobile. In fiscal 2008, Mr. Emery, Ms. Hamilton, Ms. Knight and Ms. Staby received a car benefit cash allowance of $8,040. Mr. Hellwig was the only named executive officer to be provided with a Company automobile.

•

Other Perquisites. Executives may also receive other perquisites through various other agreements and plans or in the event of special circumstances. These other perquisites are sometimes required to attract and retain executive officers. There were no other perquisites provided to the named executive officers during fiscal 2008.

•

Non-Qualified Deferred Compensation. In addition to tax-qualified retirement benefits provided to all eligible employees under the Retirement Savings Plan, our executive-level employees, including the named executive officers, are permitted to defer up to 90% of their base salary and/or short-term incentive payment into the Executive Deferred Compensation Plan. The intention of the Executive Deferred Compensation Plan is to provide participating individuals with benefits that would otherwise be available to them under our tax-qualified plans but for the application of limitations on benefits to highly-compensated employees imposed by the Internal Revenue Code of 1986. The Executive Deferred Compensation Plan is unfunded, meaning our obligation to make payments under the plan is unsecured. As part of Mr. Emery’s employment offer, we provided a $20,000 annual contribution to the Executive Deferred Compensation Plan during Mr. Emery’s employment.

Compensation Policies

Stock Incentive Grant Policy. The Compensation Committee recognizes the importance of adhering to specific practices and procedures in the granting of stock incentives. In accordance with our stock policy, the Compensation Committee approves annual option grants for named executive officers at its meeting each May, other than option grants for the CEO which are approved by the independent directors of the full Board following a recommendation by the Compensation Committee. Under the stock policy, the exercise price of stock options is based on the closing price on the date of grant and options generally vest in three equal annual installments beginning on the first anniversary of the date of grant and have a five-year term. The Compensation Committee believes these vesting provisions and option terms reinforce the objectives of our 2006 Stock Incentive Plan to retain executive officers.

Stock Ownership Guidelines. To align our executive officers’ interests with our shareholders’ interests, the Compensation Committee expects our executive officers to acquire significant equity ownership in our Common Stock. We have in place guidelines requiring each named executive officer to achieve an equity ownership level equal to a specified multiple of his or her base salary within five years of being appointed to a named executive officer role.

The minimum equity ownership levels are five times annual base salary for our Chair and our CEO, three times annual base salary for our Chief Financial Officer and our Sr. Vice Presidents, and one times annual base salary for our other named executive officers. Shares owned outright or controlled by the participant or his or her immediate family members residing in the same household, shares acquired upon stock option exercise, shares held in the Company’s Employee Stock Purchase Plan, and restricted stock issued and held as part of an executive’s long-term compensation, whether or not vested, all count toward satisfaction of the Company’s equity ownership guidelines. The Compensation Committee reviews progress against these guidelines on a regular basis and is satisfied with the progress made by our named executive officers in fiscal 2008 toward achievement of these ownership goals.

Our independent directors have also imposed upon themselves a guideline for achieving significant equity ownership in our Common Stock. Each of our independent directors is expected to achieve an ownership of our Common Stock equal to a minimum of five times their annual retainer.

Tax Deductibility of Compensation. Our EVC Plan and the 2006 Stock Incentive Plan have each been structured with the intention that cash incentive payments and stock options awarded under these plans can be qualified performance-based compensation, which is tax-deductible to us under Section 162(m) of the Internal Revenue Code. The Compensation Committee intends to continue its practice of paying competitive compensation in order to attract and retain the senior executives necessary to manage business in the best interests of the Company and our shareholders. Under some circumstances, this practice may require us to pay compensation in excess of $1,000,000 to certain key executives. Although we intend to maximize the deductibility of compensation paid to executive officers, we also intend to maintain the flexibility to take actions considered to be in our best interests including, where appropriate, entering into compensation arrangements under which payments are not deductible under Section 162(m).

Compensation Committee Report

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis set forth above with management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

OF THE COMPANY’S BOARD OF DIRECTORS

Barb J. Samardzich (Chair)	Jean-Lou Chameau	Brendan C. Hegarty

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each named executive officer during fiscal 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incentive Plan Compen- sation ($)(3)	Change In Pension Value And Non- Qualified Deferred Compen- sation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)

Sidney W. Emery, Jr. Former Chairman and Chief Executive Officer	2008 2007	543,119 501,227	—	—	— 557,645	518,614 378,256	—	50,209 49,806	1,111,942 1,486,934
Laura B. Hamilton Chair and Chief Executive Officer	2008 2007	374,042 275,622	—	—	363,721 258,808	306,141 101,583	—	25,365 25,014	1,069,269 661,027
Susan E. Knight Chief Financial Officer and Vice President	2008 2007	304,586 290,084	—	—	196,319 225,190	207,745 156,368	—	25,365 25,014	734,015 696,656
Joachim Hellwig(1) Vice President	2008 2007	304,025 257,464	—	—	95,330 108,151	190,781 140,323	16,367 13,539	30,608 27,546	637,111 547,023
Kathleen M. Staby Vice President	2008 2007	224,657 209,639	—	—	86,48 391,180	107,260 79,103	—	25,365 25,014	443,765 404,936

_________________________

(1)	Currency converted from Euros to U.S. Dollars using the average exchange rate of $1.50365 for fiscal 2008.
(2)

Amounts represent compensation expense recognized during fiscal 2008 under SFAS 123(R), based on the valuation and utilizing the assumptions discussed in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 27, 2008.

(3)	Amounts awarded for fiscal 2008 EVC.
(4)	Represents increase in present value provided under the Employer Pension Commitment for Mr. Hellwig. We do not pay above-market or preferential earnings on non-qualified deferred compensation.
(5)	These amounts include all other compensation as described in the following table:

Supplemental Table to the All Other Compensation Column

	Retirement Plan			Perquisites
Name	Match $	Fiscal Year Contribu- tion $	Deferred Compen- sation Contribu- tion $(1)	Car $ (2)	Payment for unused vacation $ (3)	Club Dues $	Total $

Sidney W. Emery, Jr.	6,750	10,575	20,000	8,040	—	4,844	50,209
Laura B. Hamilton	6,750	10,575	—	8,040	—	—	25,365
Susan E. Knight	6,750	10,575	—	8,040	—	—	25,365
Joachim Hellwig	—	—	—	14,736	15,872	—	30,608
Kathleen M. Staby	6,750	10,575	—	8,040	—	—	25,365

_________________________

(1)	Represents payments to the Executive Deferred Compensation Plan.
(2)	Represents cash car allowance for Mr. Emery, Ms. Hamilton, Ms. Knight and Ms. Staby, and all expenses for Mr. Hellwig (as required by employment agreement).
(3)	Represents cash payment made in accordance with employment contract on payment for unused vacation (as required by employment agreement).

Grants of Plan Based Awards in Fiscal 2008

The following table describes the potential range of annual cash incentive awards for fiscal 2008 performance and the stock options granted during fiscal 2008.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Approval Date	Minimum ($)	Target ($)	Maximum ($)

Sidney W. Emery, Jr.			N/A	N/A	N/A	—	—	—
	6/30/2008	5/22/2008	—	—	—	—	—	—
Laura B. Hamilton			—	321,923	643,846	—	—	—
	6/30/2008	5/22/2008	—	—	—	70,000	35.88	526,757
Susan E. Knight			—	166,164	332,328	—	—	—
	6/30/2008	5/22/2008	—	—	—	19,000	35.88	142,977
Joachim Hellwig			—	111,730	223,460	—	—	—
	6/30/2008	5/22/2008	—	—	—	10,000	35.88	75,251
Kathleen M. Staby			—	86,596	173,192	—	—	—
	6/30/2008	5/22/2008	—	—	—	10,000	35.88	75,251

_________________________

(1)	Closing market value of shares on grant date.
(2)

Fair value of $7.5251 calculated using a multiple option form of the Black-Scholes option valuation model with assumptions for interest rate, expected life, share price volatility and dividend yield as described in Note 2 to our Notes to Consolidated Financial Statements for the fiscal year ended September 27, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date

Sidney W. Emery, Jr.	56,100	—	35.15	7/5/10
	34,800	17,400	39.14	7/3/11
	17,334	34,666	46.03	7/1/12
Laura B. Hamilton	19,750	0	22.28	6/1/09
	23,500	0	35.15	7/5/10
	14,000	7,000	39.14	7/3/11
	15,000	30,000	46.03	7/2/12
	0	70,000	35.88	6/30/13
Joachim Hellwig	11,800	—	22.28	6/1/09
	11,800	—	35.15	7/5/10
	6,534	3,266	39.14	7/3/11
	3,067	6,133	46.03	7/2/12
	0	10,000	35.88	6/30/13
Susan E. Knight	24,000	—	22.28	6/1/09
	23,500	—	35.15	7/5/10
	14,000	7,000	39.14	7/3/11
	6,334	12,666	46.03	7/2/12
	0	19,000	35.88	6/30/13
Kathleen M. Staby	8,300	—	22.28	6/1/09
	8,300	—	35.15	7/5/10
	6,000	3,000	39.14	7/3/11
	2,934	5,866	46.03	7/2/12
	0	10,000	35.88	6/30/13

_________________________

(1)	Stock options granted with a 5 year term, exercisable in three equal installments each year beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2008

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Sidney W. Emery, Jr.	114,048	$2,397,683
Laura B. Hamilton	10,419	225,234
Susan E. Knight	12,201	239,893
Joachim Hellwig	—	—
Kathleen M. Staby	11,100	226,352

Pension Benefits for Fiscal 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Joachim Hellwig	Employer Pension Commitment	N/A	193,891	—

_________________________

(1)	Currency converted from Euros to U.S. Dollars using the exchange rate of $1.50365 for fiscal 2008.

Employer Pension Commitment for Joachim Hellwig. MTS Sensor Technologie GmbH & Co KG (“MTS Sensors”), our wholly-owned subsidiary, is obligated to pay Mr. Hellwig a life-long retirement pension in the amount of

€1,278 per month after his 65th birthday or earlier in the event of a disability. In the event of Mr. Hellwig’s death, Mr. Hellwig’s spouse will receive a pension of €766.94 per month for her lifetime. The survivor’s pension is terminated should Mr. Hellwig’s spouse re-marry. MTS Sensors is obligated to pay the earned portion of Mr. Hellwig’s retirement benefit even if Mr. Hellwig’s employment is terminated for any reason other than death or disability. Upon becoming eligible for payments, Mr. Hellwig, or Mrs. Hellwig in the event she is to receive the retirement benefit, is entitled to a one-time lump sum payment equal to the cash value of the liability for future retirement benefit payments. There is no number of years credited service requirement to the benefit provided.

Non-Qualified Deferred Compensation

Our Executive Deferred Compensation Plan is a non-qualified plan that provides a select group of employees, including all of the named executive officers, with the option to defer up to 90% of base salary or short-term cash incentive. Independent directors are also eligible to participate in the Executive Deferred Compensation Plan and may elect to defer up to 90% of the director’s fees we paid.

Participants’ deferred compensation accounts earn a monthly rate of return based on an established interest rate. The interest rate is approved by the Compensation Committee in November of each year for the following calendar year. Historically, the ten-year government treasury note rate as of the first business day of the calendar year has been used. As such, the interest rate for calendar 2007 was 4.68% and for calendar 2008 was 4.04%.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants may elect to receive distribution in a single payment, installments, or combination thereof. Distribution elections cannot change unless the election is to postpone payment until the fifth anniversary of separation from service or, if later, age 60 and the election must be made at least 12 months before separation from service. In no case can an earlier distribution election be allowed.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Sidney W. Emery, Jr.	—	20,000	91,792	—	2,262,512
Laura B. Hamilton	153,071	—	9,245	—	389,032

_________________________

(1)	The executive contributions have been included in the executive officer’s salary reflected in Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	The Company contributions have been included in the executive officer’s salary reflected in the All Other Compensation column of the Summary Compensation Table.

(3)	Earnings are determined on a calendar year basis. Earnings were 4.68% and 4.04% for 2007 and 2008, respectively.

Potential Payments Upon Termination or Change In Control

Payments and benefits received by the named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2008. The actual amounts to be paid can only be determined at the time of the named executive officer’s departure from the Company.

As described in more detail below, we are party to agreements with certain of our executive officers that together establish the terms of the employment relationship between the Company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends.

Employment Agreement

Effective January 1, 1991, MTS Sensors entered into an employment contract with Mr. Hellwig. Pursuant to the contract, Mr. Hellwig may terminate the contract upon six months prior written notice. MTS Sensors may also terminate the contract for good cause or by a resolution of MTS as shareholder of MTS Sensors. Mr. Hellwig’s contract contains a confidentiality provision and a two-year non-compete clause after termination of the contract. The contract expires in the year of Mr. Hellwig’s 65th birthday.

Severance Agreement

We had a formalized severance agreement with Mr. Emery that provided for certain benefits in the event his employment was terminated other than voluntarily or for cause. Such benefits included continued salary and group life and health premiums for 18 months. The severance agreement required Mr. Emery to refrain from competitive employment during the 18 months he continued to receive benefits from the Company, and to maintain the confidentiality of the Company’s proprietary information. In connection with his voluntary retirement at the end of fiscal 2008, Mr. Emery’s severance agreement was terminated without any payment or other obligation. During fiscal 2008, the Company and Ms. Staby rescinded her severance agreement.

Change In Control Agreement

In December 2005, the Company entered into Change in Control Agreements with Mr. Emery, Ms. Hamilton, Ms. Knight, and Ms. Staby. Mr. Emery’s agreement terminated in connection with his retirement at the end of fiscal 2008.

In the event of a change in control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change in control, each will be entitled to receive a lump-sum payment equal to two times their annual compensation. In addition, each will be entitled to continuation of their benefits for a period of 24 months and reimbursement of legal fees in connection with the termination, including fees associated with the enforcement of the Change in Control Agreements.

As a condition of the receipt of such benefits, each executive has agreed not to render services to any entity offering any competing product for a period of one year following the date of termination unless the change in control was not approved by the Board.

In general, a “change in control” would occur if:

•	30% or more of the Company’s outstanding voting stock was acquired by any person;
•	current members of the Board or their successors elected or nominated by such members ceased to constitute at least a majority of the Board; or
•	the Company consummated a merger, consolidation, share exchange, division or other reorganization with another company.

For purposes of the Change in Control Agreements, “cause” means:

•

the willful and continued failure by the executive to perform substantially the duties and responsibilities of the executive’s position with the Company after a written demand for substantial performance is delivered to the executive by the Board, which demand specifically identifies the manner in which the Board believes that the executive has not substantially performed the duties or responsibilities;

•

the conviction of the executive by a court of competent jurisdiction for felony criminal conduct which, in the good faith opinion of the Company, would impair the executive’s ability to perform his or her duties or impair the business reputation of the Company; or

•	the willful engaging by the executive in fraud or dishonesty that is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of the Change in Control Agreements, “good reason” means:

•

the authority, responsibilities or duties assigned to the executive, as compared to those in effect immediately prior to the change in control, are materially and adversely diminished without the executive’s written consent;

•	a reduction by the Company in the executive’s annual compensation including, but not limited to, base pay or short- and long-term incentive pay in effect immediately prior to a change in control;
•	the Company requiring the executive to relocate his or her office, or to be based in an office, more than 50 miles from his or her office immediately prior to the change in control;

•

the failure by the Company to continue to provide the executive with benefits at least as favorable to those enjoyed by the executive under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation, incentive awards, incentive stock options, or savings plans in which the executive was participating immediately prior to the change in control;

•	the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Change in Control Agreement;
•	any material violation of the Change in Control Agreement by the Company;
•	the Company requests the executive’s resignation from employment; or
•	any purported termination of the executive’s employment that is not made pursuant to a notice of termination satisfying the requirements of the Change in Control Agreement.

Change in control payments are generally payable in a single lump sum within 30 days after the date of termination. The amount payable under the Change in Control Agreement will be reduced by any amounts payable under other employment-related agreements that provide for similar payments. A change in control payment under the Change in Control Agreements, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.” The Company shall determine the order and amounts by which the amounts due are reduced.

Our 2006 Stock Incentive Plan allows for acceleration of stock incentives upon a change in control. Upon a change in control, any stock incentive will immediately vest and be exercisable and any restrictions will lapse. Notwithstanding the foregoing, unless the Compensation Committee determines otherwise at or prior to the change in control, no stock incentive that is subject to any performance criteria for which the performance period has not expired shall accelerate at the time of a change in control.

Our 2006 Stock Incentive Plan generally allows for a pro-rata portion of any performance shares to be paid out upon an executive’s death, disability or retirement. The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for the length of employment within the performance period.

Assuming that a termination event or change in control occurred on September 27, 2008, the total compensation payable to each named executive officer who was employed by us on such date is set forth in the table below. Mr. Emery is not included in the table because his severance agreement and change in control agreement were terminated in connection with his retirement with no payments or other obligations.

	Change in Control Agreement
Name	Cash Payment ($)(1)	Stock Option Vesting ($)(2)	Benefits ($)(3)	Total Value ($)

Laura B. Hamilton	1,155,427	487,690	24,495	1,667,612
Susan E. Knight	962,806	149,560	19,992	1,132,358
Joachim Hellwig (4)	—	—	—	—
Kathleen M. Staby	627,775	76,410	17,828	722,013

_________________________

(1)	As described under the Change in Control Agreement summary above, all U.S. named executive officers would receive 24 monthly payments.
(2)

Represents the aggregate value (stock price less exercise price) of options held by each named executive officer at the fiscal year-end of September 27, 2008, that would have been vested and exercisable upon change in control. Under the 1994, 1997, and 2006 stock programs, options fully vest upon change in control.

(3)	The value includes the aggregate of life, disability, and accident and health insurance benefits.
(4)	Mr. Hellwig’s employment agreement does not provide payments upon termination or in the event of a change in control.

OTHER INFORMATION

Security Ownership of Principal Shareholders and Management

The following table sets forth, as of the close of business on December 8, 2008, the number and percentage of outstanding shares of our Common Stock beneficially owned (i) by each person who is known to us to beneficially own more than five percent of our Common Stock, (ii) by each director and director nominee, (iii) by each executive officer named in the Summary Compensation Table, and (iv) by all our directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Note	Percent of Class

Mairs and Power, Inc. 332 Minnesota Street, Suite W-1420 Saint Paul, MN 55101	1,606,187	(1)	9.5%
Barclays Global Investors, UK Holdings Limited 1 Churchill Place Canary Wharf London X0 E14 5HP	1,323,392	(2)	7.8%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	1,042,387	(3)	6.2%
Jean-Lou Chameau	12,672		*
Merlin E. Dewing	7,672		*
Sidney W. Emery, Jr.	224,411	(5)	1.33%
Brendan C. Hegarty	7,005		*
Laura B. Hamilton	150,796	(4)	*
Lois M. Martin	6,172		*
Joseph M. O’Donnell	—		*
Barb J. Samardzich	10,222		*
Joachim Hellwig	41,864	(4)	*
Susan E. Knight	91,534	(4)(6)	*
Kathleen M. Staby	39,609	(4)	*
All directors and executive officers as a group (11 persons)	591,957	(4)	3.5%

___________________

*Less than 1%.

(1)

According to the Schedule 13F filed on November 14, 2008 with the SEC, Mairs and Power, Inc. has reported that as of September 30, 2008, it has sole voting power and sole investment power over 1,606,187 shares.

(2)

According to the Schedule 13F filed on November 12, 2008 with the SEC, Barclays Global Investors, NA has reported that as of September 30, 2008, it has sole voting power and shared-defined investment power over 520,399 shares and no voting power over 69,239 shares. Barclays Global Fund Advisors has reported that as of September 30, 2008, it has sole voting power and shared-defined investment power over 534,701 and no voting power over 181,223 shares. Barclays Global Investors Ltd. has reported that as of September 30, 2008, it has sole voting power and shared-defined investment power over 590 shares and no voting power over 17,240 shares.

(3)

According to the Schedule 13F filed on November 12, 2008 with the SEC, Royce & Associates, LLC has reported that as of September 30, 2008, it has sole voting power and sole investment power over 1,042,387 shares.

(4)

Includes the following number of shares which could be purchased under stock options exercisable within 60 days of December 8, 2008: Ms. Hamilton, 72,250 shares; Mr. Hellwig, 33,201 shares; Ms. Knight, 67,834 shares; Ms. Staby, 25,534 shares; and by all directors and executive officers as a group, 198,819 shares.

(5)

Includes 168,588 shares owned by the Sidney W. Emery, Jr. and Vicki Lee Emery Revocable Trust, of which Mr. and Mrs. Emery are co-trustees. Voting and investment power over those shares are shared accordingly in each instance.

(6)	Includes 10,000 shares owned jointly with spouse. Voting and investment power over those shares are shared accordingly.

Related Party Transactions

The Audit Committee is responsible for the review and approval of all related party transactions between the Company and any of our executive officers, directors or director nominees, or any immediate family member of any such person. Pursuant to a related party transactions approval procedure adopted by the Audit Committee, all related party transactions that involve amounts in excess of $120,000 and in which a related party has or will have a direct or indirect material interest, or transaction in which any of our directors or any of their affiliated organizations is a party, must be approved in advance by the Audit Committee. If the proposed transaction involves a member of the Audit Committee, such member will not participate in the deliberations or vote on the proposed transaction. Related party transactions may be approved if the Audit Committee in good faith determines them to be (i) fair and reasonable to us, (ii) on terms no less favorable than could be obtained by us if the transaction did not involve a related party, and (iii) in our best interests.

During fiscal 2008, MTS Sensors purchased approximately $1,272,363, or €846,183, of mechanical components and remote-mechanic workbench services from Mark-Tronik GmbH (“Mark-Tronik”). MTS Sensors is owned by MTS Systems GmbH, one of our wholly-owned subsidiaries. The brother-in-law of Mr. Hellwig, our Vice President and General Manager of MTS Sensors, is the owner and general manager of Mark-Tronik. The prices paid by MTS Sensors were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to MTS Sensors than MTS Sensors could otherwise obtain. Mr. Hellwig did not participate in negotiating or executing the MTS Sensors agreement with Mark-Tronik. Prior to the beginning of fiscal 2009, the Audit Committee reviewed and approved these related party transactions after determining they met the required standards for approval.

The Audit Committee also reviewed three other transactions between the Company and third parties that occurred during fiscal 2008. In each case it was determined that since the third party did not have a direct or indirect material interest, the transactions were not related party transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2008, except that we filed a late Form 4 for Ms. Hamilton for her stock option exercise that occurred in May 2008.

Shareholder Proposals

The proxy rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement to the extent that such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by action of the company in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the Company’s fiscal 2009 annual meeting of shareholders to be held in early 2010, the proposal prepared in accordance with the proxy rules must be received by our Secretary in writing no later than August 21, 2009. In addition, if we receive notice of a shareholder proposal before November 21, 2009 or after December 21, 2009, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board for its fiscal 2009 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal. If we receive notice of a shareholder proposal between November 21, 2009 and December 21, 2009, the persons named in proxies solicited by the Board for its 2009 annual meeting of shareholders may not exercise discretionary voting power with respect to such proposal.

Other Matters

Our Bylaws provide that certain additional requirements be met in order that business may properly come before the shareholders at the annual meeting of shareholders. Among other things, shareholders intending to bring business before the annual meeting of shareholders must provide written notice of such intent to our Secretary. Such notice must be given not less than 45 days nor more than 75 days prior to a meeting date corresponding with the previous year’s annual meeting of shareholders date and must contain certain required information. Shareholders desiring to bring matters for action at an annual meeting of shareholders should contact our Secretary for a copy of the relevant procedure. Since no notice was received with respect to the Annual Meeting, no shareholder may bring additional business before the Annual Meeting for action.

Our management knows of no matters other than the foregoing to be brought before the Annual Meeting. However, this proxy gives discretionary authority in the event that additional matters should be presented.

A copy of our Annual Report and Form 10-K for the fiscal year ended September 27, 2008, which includes audited financial statements, will be furnished without charge to any shareholder who requests it in writing from Janet Roemer, Assistant Corporate Secretary, MTS Systems Corporation, 14000 Technology Drive, Eden Prairie, Minnesota 55344, from the SEC’s Internet site at www.sec.gov, or via our Internet site at www.mts.com.

________________________________________________

MTS SYSTEMS CORPORATION 14000 TECHNOLOGY Drive EDEN PRAIRIE, MN 55344

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on February 3, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on February 3, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

MTSSY1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MTS SYSTEMS					FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT	To withhold authority to vote for any individual nominee(s) mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors Recommends a Vote FOR Items 1 and 2
Vote On Directors					☐	☐	☐
1.	To elect seven directors: NOMINEES:
	01)	Jean-Lou Chameau	05)	Lois M. Martin
	02)	Merlin E. Dewing	06)	Joseph M. O’Donnell
	03)	Laura B. Hamilton	07)	Barb J. Samardzich
	04)	Brendan C. Hegarty

Vote On Proposals
							For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009; and						☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice

THIS PROXY/VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

This proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or their name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

MTSSY2

PROXY
MTS SYSTEMS CORPORATION
Proxy for the Annual Meeting of Shareholders February 4, 2009
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of MTS Systems Corporation, a Minnesota corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement and hereby appoints Laura B. Hamilton and John R. Houston (the “Named Proxies”), each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of Common Stock of the Company, held of record by the undersigned on December 8, 2008, at the ANNUAL MEETING OF SHAREHOLDERS to be held on February 4, 2009, and any adjournments or postponements thereof.

Address Changes/Comments:

(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)